Exhibit 10.11

November 2, 2015

Fumihide Esaka

PO Box 88429

Los Angeles, CA 90009

Re: Offer of Employment with Ambiq Micro, Inc.

Dear Humi:

On behalf of the Board of Directors (the “Board”) of Ambiq Micro, Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment as President and Chief Executive Officer beginning on December 1, 2015 (the “Start Date”). This letter agreement (this “Agreement”) states the complete terms and conditions of your offer. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this Agreement in the spaces indicated.

1. Duties. As President and Chief Executive Officer (“CEO”) you will serve in an executive capacity and will perform all duties as commonly associated with the position of CEO as well as such related duties as may be reasonably required by the Board. You will serve at the discretion of the Board and you will report to the Board. In addition, pursuant to the terms of the Company’s Third Amended and Restated Voting Agreement, you will be elected as a member of the Board for so long as you continue to be CEO of the Company. You will work primarily from the Company’s office in Austin, Texas. This is a full-time position and you shall devote substantially all of your working time, working attention, and working energies to the business of the Company. Other than as specifically provided herein, the Board reserves the right to change your position, duties, reporting relationship, work location, job duties, and the Company’s general employment policies and procedures, from time to time in its discretion.

2. Compensation. You will be compensated at a rate of $275,000 per year, less all applicable deductions and withholdings. You will be paid semi-monthly in accordance with Company practice and policy. As a full-time exempt employee, you will be expected to work the Company’s normal business hours and such additional time as may be required by the nature of your work assignments; and you will not be eligible for overtime compensation. You will be eligible for fringe benefits on the same terms such benefits are provided to other Company employees. Benefits information is available upon request. Of course, the Board may modify your compensation and benefits from time to time in its sole discretion.

3. Stock Options. Subject to the approval of the Board, you will be granted an option to purchase up to 3,904,656 shares of the Company’s Common Stock at an exercise price per share equal to the then fair market value of the Company’s Common Stock as determined by the Board on the date the Board approves and grants such option (the “Option”). All terms, conditions, and limitations of the Option will be set forth in a stock option grant notice, the Company’s standard form of stock option agreement and the Company’s 2010 Equity Incentive Plan, as amended from time to time (the “Plan”). The Option will include a four year vesting schedule contingent upon your Continuous Service (as defined in the Plan) with the Company, under which 1/4th of your Option shares will vest on the first annual anniversary of your Start Date, and 1/48th of your Option shares will vest monthly thereafter. The Option agreement will also provide for the following acceleration in connection with a Change in Control (as defined in the Plan): (1) if a Change in Control occurs and your Continuous Service (as defined in the Plan) with the Company has not terminated as of, or immediately prior to, the effective time of such Change in Control, then, as of the effective time of such Change in Control, the vesting and exercisability of your Option shall be accelerated to the extent of 50% of the then unvested portion of your Option, and (2) if within thirteen (13) months after the effective time of such Change in Control your Continuous Service with the Company terminates due to an involuntary termination (not including death or disability) without Cause (as defined in the Company’s standard form of stock option agreement) or due to a voluntary termination with Good Reason (as defined in the Company’s standard form of stock option agreement) then, as of the date of termination of Continuous Service, the vesting and exercisability of your Option shall be accelerated to the extent of 50% of the then unvested portion of your Option; provided that, as a condition precedent of any accelerated vesting, you sign, date and return to the Company a general release of all known and unknown claims in the form satisfactory to the Company (or its successor, if applicable), and you permit the applicable revocation period (if any) to expire unexercised by you. The Option agreement will also provide for early exercise of your Option. Any such early exercise shall be subject to the terms and conditions of the Company’s standard form of Early Exercise Stock Purchase Agreement, which shall provide, among other things, that in the event your Continuous Service terminates, the Company shall have an irrevocable option to repurchase from you, any shares that you received pursuant to the early exercise of your Option that were unvested as of such termination date at a price per share equal to the lower of (i) the exercise price for such shares, or (ii) the fair market value of such shares (as determined under the Plan) on the date of repurchase. Any shares acquired pursuant to early exercise will be subject to an escrow agreement.

4. Incentive Compensation: You will be eligible to earn an annual bonus for fiscal year 2016 (the “2016 Annual Bonus”) pursuant to a 2016 performance bonus plan in an amount and type to be determined by the Board. The bonus objectives and formula for the 2016 performance bonus plan will be jointly developed by you and the Board. Whether or not you earn any annual bonus will be dependent upon the actual achievement by you and the Company of the applicable individual and corporate performance goals, as determined by the Board in its sole discretion. No amount of the annual bonus is guaranteed, and you must be an employee in good standing on the bonus payment date to be eligible to receive an annual bonus; no partial or prorated annual bonuses will be provided. Annual bonuses will subject to all applicable payroll deductions and withholdings. In all events, any earned annual bonus will be paid not later than March 15 of the year following the year in which your right to such amount became vested.

5. Housing Allowance. The Company will reimburse you up to $50,000 per year (with such amount pro-rated for any partial year) for the out-of-pocket expenses incurred by you in connection with your primary housing in Austin, Texas. Your right to reimbursement is subject to timely submission of appropriate documentary evidence of expenses incurred in accordance with the Company’s reimbursement policies in effect from time to time. The Company will withhold from any such reimbursements the required applicable income and employment tax withholdings, as you will be responsible for paying any taxes on these expense reimbursements to the extent that they are taxable income under applicable tax law. Any reimbursements will be paid to you within 60 days after the date you submit receipts for the expenses, provided you submit those receipts within 60 days after you incur the expense.

6. PTO. You will be entitled to (10) days of Paid Time Off (PTO) per year, which will accrue in weekly increments upon commencement of employment. This allowance is subject to the Company’s policies with respect to accrual of, including limitations on the maximum permitted accrual of, paid time off and is subject to change in accordance with changes in Company policy.

7. Confidentiality Agreement. One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. You also should not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines described above. Before your Start Date, you must therefore execute the Company’s Confidentiality and Inventions Assignment Agreement, which you will find as Attachment A. However, your commencement of employment shall constitute acceptance of all the terms and conditions in the Company’s Confidentiality and Inventions Assignment Agreement.

8. At-Will Employment. Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time. The “at will” term of your employment with the Company can only be changed in a writing signed by you and an authorized member of the Board.

9. Exempt Employment. Normal working hours are from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

10. Reimbursements. Any reimbursements payable under this Agreement (including those payable under Section 5) will be paid to you within 60 days after the date you submit receipts for the expenses. For the avoidance of doubt, to the extent that any reimbursements payable to you are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 60 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

11. Miscellaneous. This letter states the complete and exclusive terms and conditions of your employment and supercedes any and all prior agreements, whether written or oral. By joining the Company, you are agreeing to abide by all laws and regulations, all Company policies and procedures, to acknowledge in writing that you have read the Company’s Employee Handbook and that you are bound by the terms and conditions of the Company’s Confidentiality and Inventions Assignment Agreement. Violations of these policies may lead to immediate termination of employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an authorized member of the Board. This letter is governed by the laws of the state of Texas, without reference to conflicts of law principles.

We look forward to having you join us at Ambiq Micro, Inc. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and the attached Confidentiality and Inventions Assignment Agreement and return them to me by November 7, 2015. If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

Sincerely,

/s/ Weiji Yun

Weijie Yun

Executive Chairman

I have read this offer and I understand and I accept its terms.

/s/ Fumihide Esaka
Fumihide Esaka

Date: November 3, 2015